Exhibit 99.1

VILLAGE BANK AND TRUST FINANCIAL CORP.

INCENTIVE PLAN

amended as of June 18, 2014

ARTICLE I

DEFINITIONS

1.01	Affiliate

Affiliate means any “subsidiary” or “parent company” (within the meaning of Section 424 of the Code) of the Company.

1.02	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award issued to such Participant.

1.03	Award

Award means an award of Stock Units, a Stock Award, Option or SAR.

1.04	Board

Board means the Board of Directors of the Company.

1.05	Change of Control

Change of Control means any of the following: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, who after the effective date of the Plan becomes the beneficial owner of shares of the Company having 20 percent or more of the total number of votes that may be cast for the election of the Board of Directors of the Company; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board or any successor to the Company.

1.06	Change of Control Date

Change of Control Date means the date on which an event described in (i) or (ii) of Section 1.05 occurs. If a Change of Control occurs on account of a series of transactions, the Change of Control Date is the date of the last of such transactions.

1.07	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.08	Common Stock

Common Stock means the Common Stock of the Company.

1.09	Company

Company means Village Bank and Trust Financial Corp.

1.10	Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11	Fair Market Value

Fair Market Value means, on any given date, the average of the bid and asked prices at closing of a share of Common Stock on the NASDAQ Capital Market or the Principal Stock Exchange on which the Common Stock is traded or if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded, all as reported by such source as the Board may select. If the Common Stock does not trade on the NASDAQ Capital Market or other established securities market, Fair Market Value means the value that the Board, in its good faith business judgment, determines using a reasonable application of a reasonable valuation method.

1.12	Incentive Stock Option

Incentive Stock Option means an Option that qualifies and is intended to qualify as an incentive stock option under Section 422 of the Code.

1.13	Initial Value

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option, and with respect to a SAR granted independently of an Option, the price per share of Common Stock as determined by Board on the date of grant, provided, however, that the price per share of Common Stock encompassed by the grant of a SAR shall not be less than the Fair Market Value on the date of grant.

1.14	Non-Qualified Stock Option

Non-Qualified Stock Option means an Option other than an Incentive Stock Option.

1.15	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.16	Participant

Participant means an employee of the Company or of a Subsidiary, a member of the Board or the Board of Directors of a Subsidiary or any consultant or advisor to the Company or a Subsidiary who satisfies the requirements of Article IV and is selected by the Board to receive an Award.

1.17	Plan

Plan means the Village Bank and Trust Incentive Plan, as amended and restated effective February 28, 2006.

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1.18	Rule 16b-3

Rule 16b-3 means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time.

1.19	SAR

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value of the SAR.

1.20	Securities Broker

Securities Broker means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Plan Section 6.09.

1.21	Stock Award

Stock Award means Common Stock awarded to a Participant under Article VIII.

1.22	Subsidiary

Subsidiary means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies in the chain (other than the last company) owns stock possessing at least 50 percent of the total combined voting power of all classes of stock in one of the other companies in such chain.

ARTICLE II

PURPOSE

The Plan is intended to assist the Company in recruiting and retaining individuals with ability and initiative by enabling those individuals who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Stock Units and Stock Awards, and the issuance of Options, both Incentive Stock Options or Non-Qualified Stock Options, and SARs. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have authority to issue Awards upon such terms (not inconsistent with the provisions of this Plan) as the Board may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option or SAR and (ii) the transferability or forfeitability of a Stock Award or Stock Unit. Notwithstanding any such conditions, the Board may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or both, or the time at which an Award of Stock Units may be settled. In addition, the Board shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board.

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Any decision made, or action taken, by the Board or in connection with the administration of this Plan shall be final and conclusive. No member of the Board shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. All expenses of administering this Plan shall be borne by the Company.

ARTICLE IV

ELIGIBILITY

Any employee of the Company, any member of the Board, any employee or director of a Subsidiary (including any Company that becomes a Subsidiary after the adoption of this Plan), or any consultant or advisor to the Company or a Subsidiary is eligible to participate in the Plan if the Board, in its sole judgment determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01	Shares Issued

Upon the award of shares of Common Stock pursuant to a Stock Award or in settlement of an award of Stock Units, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options, the grant of Stock Awards and the settlement of Stock Units is 780,000 shares.

5.03	Reallocation of Shares

If shares of Common Stock subject to an Award are forfeited, expire or otherwise terminate without the issuance of shares of Common Stock, the shares of Common Stock shall, to the extent of any such forfeiture, expiration, termination, cash-settlement or non-issuance, again be available to be granted under this Plan. If shares of Common Stock are surrendered either actually or by attestation or withheld (i) pursuant to the exercise of an Option or other Award under the Plan or (ii) in satisfaction of tax withholding requirements with respect to Awards under the Plan, the number of shares surrendered may be reallocated to other Awards to be granted under this Plan.

ARTICLE VI

OPTIONS

6.01	Award

In accordance with the provisions of Article IV, the Board will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by each such Award.

6.02	Designation of Option

The Board will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of any such designation, such Option shall be treated as a Non-Qualified Stock Option.

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6.03	Option Price

The price per share for Common Stock purchased on the exercise of an Option shall be fixed by the Board on the date of grant, but shall not be less than the Fair Market Value on such date.

6.04	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Board on the date of grant; provided, however that an Incentive Stock Option shall not be exercisable after the expiration of 10 years from the date the Incentive Stock Option was granted.

6.05	Nontransferability

Except as provided in Plan Section 6.06, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons, trust or estate. Except as provided in Plan Section 6.06, during the lifetime of the Participant to whom an Incentive Stock Option or related SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.06	Transferable Options

Plan Section 6.05 to the contrary notwithstanding, and if the Agreement provides, a Non-Qualified Stock Option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 as in effect from time to time. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.07	Employment or Service

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any grant provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Board may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.08	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Board shall determine; provided, however, that Incentive Stock Options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Section 422(d) of the Code. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

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6.09	Payment

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or cash equivalent acceptable to the Board or by cashless exercise described herein. If the Agreement provides, payment of all or part of the Option price may be made by withholding shares of Common Stock upon exercise of an Option or by surrendering already owned shares of Common Stock to the Company, provided the shares withheld or surrendered have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof. In addition, the Board may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Board, the Company agrees to cooperate in a “cashless exercise” of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.

6.10	Shareholder Rights

No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date he exercises such Option.

6.11	Disposition of Stock

A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01	Award

In accordance with the provisions of Article IV, the Board will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by each such Award provided, however, no Participant may be granted Corresponding SARs of common stock (under all Incentive Stock Option plans of the Company and its Affiliates) that are related to Incentive Stock Options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Section 422(d) of the Code.

7.02	Maximum SAR Period

The maximum period in which an SAR may be exercised shall be 10 years from the date such SAR was granted. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03	Nontransferability

Except as provided in Plan Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Plan Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

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7.04	Transferable SARs

Plan Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an Incentive Stock Option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 as in effect from time to time. The holder of an SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Board shall determine; provided, however, that a Corresponding SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06	Employment or Service

In the event that the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Board may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07	Settlement

At the Board’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.08	Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

STOCK AWARDS

8.01	Award

In accordance with the provisions of Article IV, the Board will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such Award.

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8.02	Vesting

The Board may, on the date of the Award, prescribe that the Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Subsidiaries before the expiration of a stated period or if the Company, a Subsidiary, the Company and its Subsidiaries or the Participant fails to achieve stated performance objectives.

8.03	Shareholder Rights

Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to a Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock subject to the Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award subject to a risk of forfeiture. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and no longer forfeitable.

8.04	Employment or Service

In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Board may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE IX

STOCK UNITS

9.01	Award

In accordance with the provisions of Article IV, the Board will designate each individual to whom an Award of Stock Units is to be made and will specify the number of shares of Common Stock covered by the Award.

9.02	Earning the Award

The Board may prescribe such terms and conditions under which a Participant shall earn a right to receive payment for Stock Units. The Board may prescribe that the Stock Units, or a portion thereof, will be earned, and the Participant will be entitled to receive a payment pursuant to an Award of Stock Units, only upon the satisfaction of performance objectives or such other criteria as may be prescribed by the Board and set forth in an Agreement.

9.03	Shareholder Rights

No Participant shall, as a result of receiving an Award of Stock Units, have any rights of a shareholder of the Company or a Subsidiary until and the extent Stock Units are earned and settled in shares of Common Stock. After Stock Units are earned and settled in Common Stock, a Participant will have all the rights of a shareholder with respect to such shares.

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9.04	Payment

In accordance with the Agreement, the amount payable when an award of Stock Units is earned may be settled in cash, Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an Award of Stock Units is earned, but a cash payment will be made in lieu thereof.

9.05	Nontransferability

A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of an Award of Stock Units other than by will or the laws of descent and distribution. The limitations set forth in the preceding sentence shall not apply to Common Stock issued as payment pursuant to a Stock Unit.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

Should the Company effect one or more (i) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (ii) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (iii) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Board shall determine to be equitably required, provided that the number of shares subject to any Award shall always be a whole number. Any such adjustment of outstanding Options or SARS that satisfy the requirements of the Treasury Regulation Section 1.424-1 and Section 409A of the Code. Any determination made under this Article X by the Board shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Award.

ARTICLE XI

COMPLIANCE

No Option or Award shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted a Stock Unit is settled or for which an Option or SAR is experienced may bear such legends and statements as the Board may deem advisable to assure compliance with Federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Stock Unit shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Board may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XII

GENERAL PROVISIONS

12.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

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12.02	Unfunded Plan

The Plan, insofar as it provides for an Award, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by an Award of this Plan. Any liability of the Company to any person with respect to any grant or Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03	Change of Control

At the discretion of the Board, a Participant’s interest in a Stock Award or Stock Unit may be made nonforfeitable and transferable as of a Change of Control Date. The Board may also provide in an Agreement that a Participant may elect, by written notice to the Company within 60 days after a Change of Control Date, to receive, in exchange for a Stock Award or Stock Units, a cash payment equal to the Fair Market Value of the shares surrendered on the last business day the Common Stock is traded on the NASDAQ Capital Market prior to receipt by the Company of such written notice. Notwithstanding any other provision in this Plan to the contrary, unless the Board provides otherwise in an Agreement, a grant of an Option or SAR may be exercised immediately in full upon a Change of Control.

12.04	Rules of Construction

Headings are given to the articles and sections of this Plan for ease of reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

12.05	Amendment

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares that may be issued pursuant to Awards, (ii) materially increases the benefits to Participants under the Plan, or (iii) materially changes the class of employees eligible to become Participants. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made, except such an amendment made to cause the Plan to qualify for the Rule 16b-3 exemption. No amendment shall be made if it would disqualify the Plan from the exemption provided by Rule 16b. The Board may amend the terms of any Award theretofore issued under this Plan, prospectively or retrospectively, and include in such amendment the right of the Board to pay a Participant cash in lieu of shares of Common Stock upon the termination (by exercise or otherwise) of an Option, but no such amendment shall impair the rights of any Participant without the Participant’s consent except such an amendment made to cause the Plan, or Award, to qualify for the exemption provided by Rule 16b-3.

12.06	Duration of Plan

No Awards may be granted under this Plan more than ten years after the effective date of the Plan set forth in Section 12.07. Awards granted before the end of such ten year period shall remain valid in accordance with their terms.

12.07	Effective Date of Plan

This amended and restated Plan has been adopted by the Board of Directors and shareholders of the Company effective as of February 28, 2006.

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